RM ADVISER, LLC

REALTYMOGUL®

Apartment Growth REIT

Q2/2024



RealtyMogul
Apartment Growth **REIT**

RealtyMogul Apartment Growth REIT is a non-traded REIT, investing both preferred and joint venture equity in value-add multifamily apartment buildings, with a focus on providing capital appreciation to investors.

KEY OBJECTIVES

To realize capital appreciation in the value of our investments over the long term.

To pay attractive and stable cash distributions.*

RM ADVISER, LLC

* There is no guarantee that the Company will achieve its objectives.

RealtyMogul
Apartment Growth **REIT**

NUMBER OF REAL ESTATE INVESTMENTS[1]	TOTAL NUMBER OF MULTIFAMILY UNITS[1]	TOTAL ASSET VALUE[2]
9	1,609	$254M

INCEPTION TO DATE RETURN[3]	FIVE-YEAR RETURN[3]	THREE-YEAR RETURN[3]	ONE-YEAR RETURN[3]
4.2%	4.4%	2.2%	-8.5%

Q2 ANNUALIZED DISTRIBUTION RATE[4]	DISTRIBUTION FREQUENCY	CONSECUTIVE DISTRIBUTIONS[4]
4.5%	QUARTERLY	26 QUARTERS
	TAX REPORTING FORM: 1099-DIV	

*All data as of June 30, 2024 unless otherwise specified.
1 Based on the current outstanding investments as of August 31, 2024.
2 Aggregate value of all underlying properties in RealtyMogul Apartment Growth REIT, Inc. based on the most recent internal valuations as of the end of the fiscal quarter upon which our most recently announced net asset value ("NAV") per share is based pursuant to our valuation policies; provided, however, the value of properties underlying investments acquired since the effective date of the most recently announced NAV per share is based on the most recent purchase price of such properties. As with any methodology used to estimate value, the methodology employed by our affiliates' internal accountants or asset managers is based upon a number of estimates and assumptions about future events that may not be accurate or complete. For more information, see the "Description of Our Common Stock – Valuation Policies" section of our offering circular.
3 Returns shown reflect the percent change in the NAV per share from the beginning of the applicable period, plus the amount of any distribution per share declared in the period. All returns shown assume reinvestment of quarterly distributions pursuant to RealtyMogul Apartment Growth REIT's distribution reinvestment plan, are derived from unaudited financial information and are net of all RealtyMogul Apartment Growth REIT expenses, including management fees. An individual stockholder's total return may vary from the total return, and there is no assurance that stockholders will be able to realize the estimated NAV per share upon attempting to sell their shares. Past performance is historical and not a guarantee of future results. Additional return metrics can be found at the RealtyMogul website.
4 There is no guarantee that stockholders will receive a distribution, and distributions have been paid from sources other than cash flow from operations, including net proceeds from our offering, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings in anticipation of future operating cash flow and the issuance of additional securities. The Board of Directors may in the future declare lower distributions or no distributions at all for any given period.

Portfolio Statistics[5]

MARKET TIERS	GEOGRAPHIC REGIONS


SECONDARY
52%
PRIMARY
32%
TERTIARY
16%


MIDWEST
31%
SOUTH
48%
WEST
12%
EAST
9%

RM ADVISER, LLC

5 Based on the then current outstanding real estate investment amounts as of August 31, 2024.

Distributions

In 2023, 100% of our distributions were classified as non-dividend distributions, also known as return of capital, which distributions are non-taxable in certain instances.[6,7] This classification was due in part to depreciatixon and amortization from our real estate investments.[6,7] We believe this is a benefit for our REIT investors.[7]

Since 100% of distributions in 2023 were classified as non-dividend distributions, investors would have otherwise needed a 7.60% return from a taxable investment to match its 4.50% annualized distribution rate for 2023[6,7,8]:

2023 DISTRIBUTION VS. TAX-EQUIVALENT YIELD


8.00%
7.00%
6.00%
5.00%
4.00%
3.00%
2.00%
1.00%
0.00%
4.50%
7.60%
Apartment Growth REIT Annualized Distribution Rate FY 2023
Tax-Equivalent Yield

6 There is no guarantee that stockholders will receive a distribution, and distributions have been paid from sources other than cash flow from operations, including net proceeds from our offering, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings in anticipation of future operating cash flow and the issuance of additional securities. The board of directors may in the future declare lower distributions or no distributions at all for any given period.
7 Each investor's tax considerations are different and consulting a tax advisor is recommended. Any of the data provided herein should not be construed as investment, tax, accounting or legal advice. Return of capital reduces the shareholder's tax basis in the year the distribution is received, and generally defers taxes on that portion until the capital asset is sold. Certain non-cash deductions, such as depreciation and amortization, lower the taxable income for distributions. A portion of distributions may be tax deferred given the ability to characterize ordinary income as return of capital. Certain non-cash deductions, such as depreciation and amortization, lower the taxable income for distributions. Investors should be aware that a REIT's return on capital percentage may vary significantly in a given year and, as a result, the impact of the tax law and any related advantages may vary significantly from year to year.
8 The illustrative example assumes a maximum ordinary tax bracket of 37% and includes the 3.8% Medicare surtax that is applied to the net investment income above certain thresholds. Investors could be subject to state income tax in their state of residence which would lower the after-tax yield received by the investor. The illustrative example does not reflect the impact of increasing net operating income ("NOI"); an increasing NOI from higher rents would reduce the amount of non-dividend distributions. Past performance is not indicative of future results. Apartment Growth REIT Annualized Distribution Rate reflects the daily distributions for 12 months ending December 31, 2023. Apartment Growth REITs return of capital was 100% in 2019, 100% in 2020, 0% in 2021, 0% in 2022, and 100% in 2023.

Views From Management

$10.47 → $9.14

Last 12 Months NAV Per Share

(June 2023 to June 2024)

4.5%

Average Daily Distributions for the last 12 months[9]

Coming into 2024, we saw market predictions of up to six interest-rate cuts throughout the year by the Federal Reserve (the "Fed"). The Fed sets the Federal Funds Rate, the interest rate that banks in the United States pay each other to borrow or lend money overnight, which also impacts short-term interest rates generally. While we did not agree with this view of six rate cuts, we did believe there would be more aggressive rate cutting than has taken place thus far. As of September 2024, the Fed decided to move forward with its first official rate cut of the year with a 50 basis point decrease and signaled that there may be another potential rate cut in 4Q24.

Why is this important for commercial real estate? We believe that short-term rates and long-term rates are correlated, and we believe a decrease to the Federal Funds Rate should impact the broader treasury market. Interest rates are important for commercial real estate due to (i) most properties are purchased with a mortgage, and the interest rate on such mortgage will ultimately affect the price an investor can pay and (ii) from a purely investment standpoint, all investments are based on a premium to rate of return on treasuries, which are considered risk-free. We have begun to see that trend occur. The 10-year treasury rate has decreased from its 2024 peak of 4.70% to 3.92%, as of August 15, 2024. While we believe the decrease to the 10-year treasury rate will have a positive effect to valuations for all real estate asset classes, we expect this effect to lag behind the real-time changes in the treasury market. We believe this lag exists due to the length of time it takes an operator to go from identifying a property to actually closing on it, which is typically 90 - 120 days. The properties being closed on now are based on pricing from 90 - 180 days ago, barring any retrades. As of today, real estate values remain near four-year lows as evidenced by Greenstreet's Commercial Property Price Index ("CPPI"), a measure of pricing for institutional quality real estate that captures the prices at which commercial real estate transactions are being negotiated and contracted.

9 There is no guarantee that stockholders will receive a distribution, and distributions have been paid from sources other than cash flow from operations, including net proceeds from our oering, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings in anticipation of future operating cash flow and the issuance of additional securities. The board of directors may in the future declare lower distributions or no distributions at all for any given period.

Views From Management
(cont.)

We also believe there is a positive correlation between cap rates and interest rates. This correlation was exhibited by the pricing of real estate values, which have decreased per the CPPI by 20% and per the NAREIT Equity Apartments Index 24% since the March 2022 peak during the same time period that short- and long-term interest rates increased. Given that interest rates have now started to decrease, we would expect the inverse to be true and for the fall of interest rates to directly precede a decrease in cap rates which would cause an increase in property valuations. Again, though, we would expect this trend to lag by several quarters.


Greenstreet CPPI
160.0
155.0
150.0
145.0
140.0
135.0
130.0
125.0
120.0
Aug-19
Nov-19
Feb-20
May-20
Aug-20
Nov-20
Feb-21
May-21
Aug-21
Nov-21
Feb-22
May-22
Aug-22
Nov-22
Feb-23
May-23
Aug-23
Nov-23
Feb-24
May-24
Aug-24

Views From Management
(cont.)

Apartment Growth REIT is experiencing the same valuation pressures as is the broader market, which are reflected in the REIT's NAV per share. Changes to our NAV per share are primarily driven by the value of the underlying real estate in our portfolio. Over the past year, our NAV per share decreased by 13%, and it is down 20% from its September 2022 peak. For Q2 2024, NAV per share decreased from $9.75 to $9.14, reflecting a 6.3% decrease quarter over quarter.

We have worked to insulate the REIT from near-term loan maturities of floating rate debt, which can pose trouble to operators due to the expensive recapitalizations. Of the eight joint venture equity investments in Apartment Growth REIT's portfolio, six properties have fixed-rate debt and five have maturities in 2028 and beyond. We have two properties with floating rate debt with maturities in November 2024 and July 2025. We will seek loan extension, recapitalization or sale opportunities as these loans approach maturity.

Although values are down year-over-year, we believe the underlying property fundamentals in Apartment Growth REIT's portfolio remain strong. As of 2Q24, portfolio occupancy has exceeded 89% since 4Q20 and rent collection averaged 92% for the quarter. We have also maintained our distributions for 26 consecutive quarters. Lastly, the weighted average interest rate on the property-level mortgages for Apartment Growth REIT sits at 4.73% as of 2Q24.[10]

In our opinion, market cycles tend to overcorrect both on the low end and high end. Assuming interest rates stabilize at current values or continue to decrease, we would expect property valuations to increase as a result of the decrease in interest rates for treasuries and, subsequently, a prospective buyer's ability to achieve a lower interest rate upon acquisition than they would have been able to in previous quarters, which reduces overall cost of capital. Accordingly, we believe an increase in property values would have a positive impact on our NAV per share.

10 Certain mortgages for the underlying properties within the Apartment Growth REIT are floating-rate mortgages with an interest rate cap agreement executed. The weighted average interest rates for Apartment Growth REIT assume the highest possible interest rate based on the caps in place at the properties.

Views From Management
(cont.)

The flip side to the slump in commercial real estate is the potential for buying opportunities. From an investment strategy perspective, we still feel that the multifamily asset class produces one of the best risk-adjusted returns in real estate. First, we believe the United States currently has a housing supply shortage, which we believe has been exacerbated by current mortgage holders, 60% of which have loans with interest rates below 4%. With record home prices, higher interest rates on 30-year fixed-rate mortgages relative to the last two decades and the basic need for housing, we believe there is strong short-term downside protection for this asset class. We also believe this asset class has built-in inflation protection as rents can be reset on an annual basis.

The current commercial real estate market appears to be showing signs of opening up. Large traded and non-traded REITs in the industry have ramped up acquisitions in recent quarters. While we believe the market is showing signs of bottoming out, we want to proceed cautiously. We have maintained approximately $17 million, or 35% of the REIT's NAV, in cash and liquid securities as of September 2024. We believe investing in real estate is a long game, and we are seeing signs of bottoming out. We want to maintain enough liquidity to preserve existing investments, cover REIT-level cash needs and acquire new assets to the extent opportunities arise. We believe this is the best path forward for protecting and maximizing value for REIT investors.

Geography



9

Real Estate Investments

8 JOINT VENTURES | 1 PREFERRED EQUITY INVESTMENT

UNDERLYING REAL ESTATE
SPREAD ACROSS SEVEN STATES

Investment History[11]

INVESTMENT TYPE


PREFERRED EQUITY
13%
JV EQUITY
87%

GEOGRAPHIC REGIONS


MIDWEST
24%
SOUTH
50%
EAST
12%
WEST
8%
SOUTHEAST
6%

Since inception in August 2017, Apartment Growth REIT has made 16 real estate investments totaling over $49 million. To date, 7 of those investments have successfully paid back in full, totaling over $15 million in principal investment value returned.

11 Based on all historical real estate investments acquired by RealtyMogul Apartment Growth REIT from inception of August 23, 2017 through August 31, 2024.

Distributions



DISTRIBUTIONS

4.5%

Quarterly Distribution

declared during Q2 2024 equated to approximately 4.5% on an annualized basis based upon net asset value.[12]

RM ADVISER, LLC

12 There is no guarantee that stockholders will receive a distribution, and distributions have been paid from sources other than cash flow from operations, including net proceeds from our offering, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings in anticipation of future operating cash flow and the issuance of additional securities. The board of directors may in the future declare lower distributions or no distributions at all for any given period.

Rent Collection

92%

Q2 2024 RENT COLLECTION

MULTIFAMILY COMMUNITIES

Average Quarterly Rent Collection rate calculation based only on JV Equity investments and exclude preferred equity investments.

During Q2 2024, rent collections for the properties in RealtyMogul Apartment Growth REIT's portfolio averaged 92%, a 1% decrease quarter over quarter. Our portfolio consists entirely of multifamily properties, which we believe is an economically resilient asset type that offers optimal risk-adjusted returns.

Occupancy

AVERAGE QUARTERLY Occupancy Rates

23Q3	93.3%
23Q4	90.6%
24Q1	89.6%
24Q2	90.5%

Average Quarterly Occupancy rate calculation based only on JV Equity investments and exclude preferred equity investments.

Current Renovation Projects

24Q2

PROPERTY	UNITS RENOVATED	TOTAL UNITS TO BE RENOVATED	PERCENT COMPLETE	AVERAGE INCREASE (LEASED UNITS)	RENT INCREASE OVER PRIOR RENTS
NINETY-NINE44	53	260	20.4%	$169/MONTH	19.2%
THE ORION	110	200	55.0%	$320/MONTH	26.4%
LOTUS VILLAGE	54	222	24.3%	$137/MONTH	12.4%
BROOKSIDE	14	31	45.2%	$218/MONTH	18.5%
HUNTERS RIDGE	11	132	8.3%	$351/MONTH	22.0%
TOTAL / WEIGHTED AVERAGE	**242**	**845**	**28.6%**	**$242/MONTH**	**21.0%**


Walnut





Investment Activity

PORTFOLIO OVERVIEW[13]

ASSET	LOCATION	ACQUISITION DATE	PROPERTY TYPE	INVESTMENT TYPE	NUMBER OF UNITS	EQUITY INVESTED
BROOKLYN PORTFOLIO	BROOKLYN, NY	11/30/17	MULTIFAMILY	JV EQUITY	112	$3,000,000
NINETY-NINE44 APARTMENTS	DALLAS, TX	9/9/20	MULTIFAMILY	JV EQUITY	260	$4,000,000
THE ORION	ORION TOWNSHIP, MI	3/23/21	MULTIFAMILY	JV EQUITY	200	$5,000,000
LOTUS VILLAGE[14]	AUSTIN, TX	6/25/21	MULTIFAMILY	MEMBER LOAN / JV EQUITY	222	$3,776,192
SHERWOOD OAKS[15]	RIVERVIEW, FL	11/30/21	MULTIFAMILY	MEMBER LOAN / JV EQUITY	199	$4,402,871
RESTORATION ON CANDLEWOOD[16]	OKLAHOMA CITY, OK	3/21/23	MULTIFAMILY	PREFERRED EQUITY	328	$1,108,252
RIDGELINE VIEW TOWNHOMES	VANCOUVER, WA	5/19/23	MULTIFAMILY	JV EQUITY	50	$4,000,000
BROOKSIDE APARTMENTS	RALEIGH, NC	6/30/23	MULTIFAMILY	JV EQUITY	68	$3,000,000
HUNTERS RIDGE	EAST LANSING, MI	12/7/23	MULTIFAMILY	JV EQUITY	170	$5,500,000
TOTAL					**1,609**	**$33,787,315**

13 All data as of August 31, 2024 unless otherwise specified. All preferred equity investments are performing as of August 31, 2024.
14 On August 12, 2024, we made a member loan to the property in the amount of $1,000,000.
15 On January 30, 2024, we made a member loan to the property in the amount of $202,871.
16 There is no current pay requirement; interest accrues on a monthly basis and is cumulative and compounding to the extend unpaid.

Investment Activity

PAST INVESTMENTS

ASSET	LOCATION	ACQUISITION DATE	PROPERTY TYPE	INVESTMENT TYPE	EQUITY INVESTMENT	DATE SOLD
ASHLAND APARTMENTS	CHICAGO, IL	6/22/18	MULTIFAMILY	PREFERRED EQUITY	$1,440,000	6/6/19
TERRACE HILL APARTMENTS	EL PASO, TX	5/31/19	MULTIFAMILY	JV EQUITY	$3,385,320	11/1/21
VILLAS DE TOSCANA	SAN ANTONIO, TX	1/31/18	MULTIFAMILY	JV EQUITY	$1,000,000	12/20/21
THE CLOVER ON PARK LANE	DALLAS, TX	8/31/17	MULTIFAMILY	JV EQUITY	$4,000,000	1/7/22
AVON PLACE APARTMENTS	AVON, CT	11/1/18	MULTIFAMILY	JV EQUITY	$3,000,000	9/30/22
VILLAS DE SONOMA	FORT WORTH, TX	2/28/18	MULTIFAMILY	JV EQUITY	$1,872,078	10/25/22
VILLAS DEL SOL I & II	PLANO, TX	1/9/18	MULTIFAMILY	JV EQUITY	$1,000,000	12/22/23
TOTAL					**$15,697,398**	



Investment Updates

BROOKLYN PORTFOLIO



Headquarters
Whitney Museum of American Art
Webster Hall
GREENPOINT
New York
New York Stock Exchange
WILLIAMSBURG
BUSHWICK
BEDFORD STUYVESANT
Barclays Center
BROOKLYN
PARK SLOPE
CROWN HEIGHTS
BROWNSVILLE
SUNSET PARK
EAST FLATBUSH
BOROUGH PARK
FLATLANDS
MIDWOOD
BENSONHURST
MARINE PARK
Marine Park

LOCATION:
BROOKLYN, NY

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$3,000,000

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
11/30/2017

BUSINESS PLAN:
Acquire nine rent-stabilized properties, maximize occupancy and increase rents as allowed.

ASSET MANAGEMENT UPDATE:
Portfolio occupancy ended Q2 at 99%, with one vacant unit in the 112-unit portfolio. The real estate company has been leasing, and will continue to lease, units according to the legal rents set by the New York Rent Guidelines Board. For the time period from October 2023 to September 2024, the Rent Guidelines Board has allowed for increases of 3.00% for one-year leases and 5.95% for two-year leases. In light of the upcoming loan maturity in September 2025, the property is simultaneously working on refinance, extension, and sale options in order to determine the best path forward.

NINETY-NINE44 APARTMENTS



LOCATION:
DALLAS, TX

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$4,000,000

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
9/9/2020

BUSINESS PLAN:
Acquire and renovate a garden-style apartment community.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q2 at 92%. As of June 2024, the real estate company renovated 53 units. Of those 53 units, 51 have been leased and have achieved an average premium of $169/month, or 19% over prior rents. The real estate company has completed exterior capex work, including landscaping, parking lot repairs, parking lot restriping, trip hazard repairs, laundry room improvements, carport replacement, and fitness center improvements. The real estate company plans to improve the playground and implement private yards in the coming quarters.

Investment Updates

THE ORION



LOCATION:
ORION TOWNSHIP, MI

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$5,000,000

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
3/23/2021

BUSINESS PLAN:
Acquire and renovate a garden-style apartment community.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q2 at 94%. As of June 2024, 110 of the 200 units have been renovated since acquisition. Of those 110 units, 106 have been leased and have achieved an average premium of $320/month, or 26% over prior rents. The real estate company has completed exterior improvements, including the clubhouse remodel, BBQ area, new exterior paint, new signage, new dog park, parking lot projects, playground area, and irrigation system work. Based on completed work, exterior improvements were completed below budget.

LOTUS VILLAGE



LOCATION:
AUSTIN, TX

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$3,776,192

INVESTMENT TYPE:
MEMBER LOAN/ JOINT VENTURE EQUITY

ACQUISITION DATE:
6/25/2021

BUSINESS PLAN:
Acquire and renovate a low-rise apartment community.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q2 at 86%. As of June 2024, 54 of the 222 units have been renovated since acquisition. Of those 54 units, all have been leased and have achieved an average premium of $137/month, or 12% over prior rents. The real estate company has completed capex work, including fitness center renovations, pool repairs, signage enhancement, BBQ area updates, dog park updates, landscaping, and garage repairs. The senior loan for the property matured in July 2024 and was extended through July 2025. In connection with the loan extension, Apartment Growth REIT made a member loan totaling $1,000,000 to purchase an interest rate cap, fund closing costs, and provide working capital for the Property. The real estate company will be exploring sale and refinance options prior to the extended maturity date.

Investment Updates

SHERWOOD OAKS



LOCATION:
RIVERVIEW, FL

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$4,402,871

INVESTMENT TYPE:
MEMBER LOAN/ JOINT VENTURE EQUITY

ACQUISITION DATE:
11/30/2021

BUSINESS PLAN:
Acquire and renovate a garden-style apartment community

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q2 at 94%. The capital improvements budget includes solely exterior work as the prior owner previously renovated all unit interiors. The dog park, pool, parking lot, wastewater facility, fitness center, outdoor amenities, drainage, HVAC replacements, and landscaping improvements have all been completed. Due to an upcoming loan maturity, sale, extension and refinance options are currently being explored.

RESTORATION ON CANDLEWOOD



LOCATION:
OKLAHOMA CITY, OK

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$1,108,252

INVESTMENT TYPE:
PREFERRED EQUITY

ACQUISITION DATE:
3/21/2023

BUSINESS PLAN:
The borrower used the proceeds of the investment to acquire and lease-up a garden-style apartment community.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q2 at 93%. The real estate company is performing regular unit turns as the prior owner previously renovated all unit interiors. In June 2024, the property was refinanced with a new loan. In connection with such refinancing, our preferred equity position was paid down to $1,108,252.

Investment Updates

RIDGELINE VIEW TOWNHOMES



LOCATION:
VANCOUVER, WA

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$4,000,000

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
5/19/2023

BUSINESS PLAN:
Acquire a 2022-built, Class A townhome community and grow revenues by reducing concessions associated with initial lease-up.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q2 at 86%. The real estate company is in the process of adding technology packages to the units as part of the business plan to increase rental rates. As of June 2024, 13 units have been renovated out of the 50 scheduled.

BROOKSIDE APARTMENTS



LOCATION:
RALEIGH, NC

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$3,000,000

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
6/30/2023

BUSINESS PLAN:
Acquire and renovate a low-rise apartment community.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q2 at 76%. As of June 2024, 14 of the 31 units have been renovated since acquisition. Of those 14 units, three have been leased and have achieved an average premium of $218/month, or 18% over prior rents. Additionally, the real estate company has completed capex work, including plumbing replacements, siding repairs, exterior paint, and parking lot repairs.

Investment Updates

HUNTERS RIDGE APARTMENTS



LOCATION:
EAST LANSING, MI

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$5,500,000

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
12/7/2023

BUSINESS PLAN:
Acquire and renovate a garden-style apartment community.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q2 at 95%. As of June 2024, 11 of the 132 units have been renovated since acquisition. Of those 11 units, all have been leased and have achieved an average premium of $351/month, or 22% over prior rents. The real estate company has completed signage at the property. Additionally, the real estate company is in the process of completing capex work at the property, including fitness center upgrades and roof repairs.

Net Asset Value (NAV)

The NAV per share calculation reflects the total value of our assets minus the total value of our liabilities, divided by the number of shares outstanding.

As with any methodology used to estimate value, the methodology employed calculating our NAV per share is based upon a number of estimates and assumptions about future events that may not be accurate or complete. Further, different parties using different assumptions and estimates could derive a different NAV per share, which could be significantly different from our calculated NAV per share. Our NAV will fluctuate over time and does not represent: (i) the price at which our shares would trade on a national securities exchange, (ii) the amount per share a stockholder would obtain if he, she or it tried to sell his, her or its shares or (iii) the amount per share stockholders would receive if we liquidated our assets and distributed the proceeds after paying all our expenses and liabilities.

*Our offering price per share equals our most recently announced NAV per share and will be adjusted at the beginning of every fiscal quarter (or as soon as commercially reasonable thereafter). On August 9, 2024, we announced that our NAV per share is $9.14, as of June 30, 2024. Accordingly, effective August 9, 2024, the offering price per share is $9.14. The price per share pursuant to our distribution reinvestment plan will equal our most recently announced NAV per share and any repurchases of shares made pursuant to our share repurchase program will be made at the most recent NAV per share (less any applicable discounts, as set forth in our offering circular).

Price Per Share (As of 8/9/24)*

$9.14

NAV Per Share (As of 6/30/24)

$9.14

Summary of Risks

Investing in RealtyMogul's Apartment Growth REIT's common shares is speculative and involves substantial risks. The "Risk Factors" section of the offering circular contains a detailed discussion of risks that should be considered before you invest.

These risks include, but are not limited to illiquidity, complete loss of capital, limited operating history, conflicts of interest and blind pool risk. RealtyMogul Apartment Growth REIT's multifamily investments can be subject to specific risks including changes in demographic or real estate market conditions, resident defaults, and competition from other multifamily properties.

The annualized distribution rate is not a guarantee or projection of future distributions, and the board of directors may in the future declare lower distributions or no distributions at all for any given period. While the board of directors is under no obligation to do so, the annualized distribution rate assumes that the board of directors will declare quarterly distributions in the future similar to the distribution disclosed herein.

Risk Factors

Investing in the Company's common shares is speculative and involves substantial risks. The Company cannot assure you that it will attain its objectives or that the value of its assets will not decrease. Therefore, you should purchase these securities only if you can afford a complete loss of your investment.

You should carefully review the "Risk Factors" section of the Offering Circular which contains a detailed discussion of the material risks that you should consider before you invest in the common shares.

Risk Factors:

- We depend on our Manager to select our investments and conduct our operations. We pay fees and expenses to our Manager and its affiliates that were determined as between related parties, and therefore we do not have the benefit of arm's length negotiations of the type normally conducted between unrelated parties. These fees increase your risk of loss. In addition, we can offer no assurance that our Manager will remain our investment manager.

- Some of the investments in which we will invest will be acquired by our affiliates, RM Communities, LLC ("RM Communities") or Realty Mogul Commercial Capital, Co. ("RMCC"), each of which, in their acquisition capacity, may be referred to as an RM Originator in this offering circular. We may purchase investments directly from an RM Originator. The RM Originator may also receive profit participation fees and/or other fees with respect to investments in which we invest. A portion of these fees may be paid to personnel affiliated with our Manager for their roles in the investment opportunity. While these fees will not be paid by the Company or its investors, they may incentivize our Manager to make investments on our behalf that are riskier than we might otherwise make and thereby indirectly have the effect of lowering the return our investors would receive in the absence of these fees.

- We have limited operating history, and there is no assurance that we will achieve our investment objectives.

- This is a "blind pool" offering because, as of the date of this offering circular, we have not identified all of the investments we will make with the net proceeds of this offering. Depending on our progress in funding investments at the time of your purchase, you may not be able to evaluate the economic merit of all of our investments. You will have to rely entirely on the ability of our Manager to select suitable and successful investment opportunities.

- Our ability to implement our investment strategy is dependent, in part, upon RM Securities' ability to successfully execute sales of shares of our common stock on the Realty Mogul Platform, as defined below, which makes an investment in us more speculative.

- There are conflicts of interest between us, our Manager and its affiliates.

Risk Factors

- Our Manager's executive officers, and key real estate professionals are also officers, directors, managers and/or key professionals of Realty Mogul, Co. and its affiliates. As a result, they will face conflicts of interest, including time constraints and other conflicts created by our Manager's compensation arrangements with us and other affiliates of Realty Mogul, Co.
- Our Sponsor and Manager sponsors and advises, respectively, RealtyMogul Income REIT, LLC, a real estate program substantially similar to us, and they sponsor and advise additional companies that may compete with us, and neither our Sponsor nor our Manager has an exclusive management arrangement with us.
- By purchasing shares in this offering, you are bound by the arbitration provisions contained in our subscription agreement which limits your ability to bring class action lawsuits or seek remedy on a class basis.
- This offering is being made pursuant to recently adopted rules and regulations under Regulation A ("Regulation A") of the Securities Act of 1933, as amended (the "Securities Act"). The legal and compliance requirements of these rules and regulations, including ongoing reporting requirements related thereto, are relatively untested.
- If we internalize our management functions, your interest in us could be diluted and we could incur other significant costs associated with being self-managed.
- Our Manager may change our targeted investments and asset allocation without stockholder consent, which could result in investments that are different from, and possibly riskier than, those described in this offering circular.
- Although our goal is to fund the payment of distributions solely from cash flow from operations, we have paid, and may continue to pay, distributions from other sources, including net proceeds of this offering, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings in anticipation of future operating cash flow and the issuance of additional securities, and we have no limit on the amounts we may pay from such other sources. If we pay distributions from sources other than our cash flow from operations, we will have less funds available for investments and your overall return may be reduced. In any event, we intend to make annual distributions as required to comply with real estate investment trust ("REIT") distribution requirements and avoid U.S. federal income and excise taxes on retained income. We have not established a minimum distribution payment level. The amount of our distributions may fluctuate and may be adversely affected by a number of factors, including the risk factors in this offering circular.
- The internal accountants or asset managers of our Manager or its affiliates will calculate our NAV on a quarterly basis using valuation methodologies that involve subjective judgments and estimates. As a result, our NAV may not accurately reflect the actual prices at which our commercial real estate assets and investments, including related liabilities, could be liquidated on any given day.

Risk Factors

- Our charter does not require the board of directors to seek stockholder approval to liquidate our assets by a specified date, nor does our charter require the board of directors to list our shares for trading by a specified date. No public market currently exists for our shares of common stock. Unless our shares of common stock are listed on a national securities exchange, you may not have the opportunity to sell your shares. If you are able to sell your shares, you may have to sell them at a substantial loss. We do not currently intend to list our shares of common stock on a national securities exchange, and no market for our shares of common stock may develop.

- If we fail to qualify as a REIT for U.S. federal income tax purposes and no relief provisions apply, we would be subject to entity-level federal income tax and, as a result, our cash available for distribution to our stockholders and the value of our shares could materially decrease.

- We may be subject to adverse legislative or regulatory tax changes.

- We will attempt to manage our portfolio so that we are not required to register as an investment company, such as a mutual fund. This may result in us not making potentially profitable investments, or in us disposing of investments at times that we otherwise would prefer to hold those investments.

- Our direct investments in commercial real estate and other select real estate-related assets will be subject to risks relating to the volatility in the value of the underlying real estate, default on underlying income streams, fluctuations in interest rates, and other risks associated with debt and real estate investments generally. These investments are only suitable for sophisticated investors with a high-risk investment profile. Our investment strategy involves leverage. These investments may not be suitable for investors with lower risk tolerances.

- Our Manager, its principals and/or its other affiliates may continue to sponsor and offer other real estate investment opportunities, including additional blind pool equity offerings similar to this offering, on the Realty Mogul Platform, and may make investments in real estate assets for their own respective accounts, whether or not competitive with our business.

- The terms of the management agreement (including our Manager's rights and obligations and the compensation payable to our Manager and its affiliates) were not negotiated at arm's length.

- The board of directors may, without stockholder consent unless otherwise required by law, determine that we should engage in a roll-up or other similar transaction where we acquire other entities, including entities affiliated with the board of directors. Similarly, the board of directors may, without stockholder consent unless otherwise required by law, determine that we should list our shares on a national securities exchange.

Risk Factors

- Affiliates of our Sponsor and our Manager are engaged in selling investment opportunities to individuals and institutions outside of the Company, some of which may compete with the Company. There may be a conflict of interest in this arrangement because, among other things, the economic return to the entities or their respective personnel may be greater in selling opportunities to these competitive interests rather than to the Company.
- The compensation arrangements for our Manager, its affiliates and the personnel of our Managers and its affiliates may provide them an incentive to increase leverage in the Company or its investments, which may increase risk and volatility in the Company's performance.

Previous Quarterly Reports

If you are looking for previously shared Apartment Growth REIT Quarterly Reports, you may find them here:

1. **Q1 2024 Apartment Growth REIT Quarterly Report**
2. **Q4 2023 Apartment Growth REIT Quarterly Report**
3. **Q3 2023 Apartment Growth REIT Quarterly Report**
4. **Q2 2023 Apartment Growth REIT Quarterly Report**